Exhibit 99.2

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES

PROPOSED OFFERING OF SENIOR SECURED SECOND LIEN NOTES

CHESTER, WV —  July 7, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) (the “Company”) today announced that it intends to offer $500 million in aggregate principal amount of senior secured second lien notes due 2019 (the “Notes”).

The Company intends to apply the net proceeds of the sale of the Notes, together with cash on hand, to purchase all of the Company’s outstanding 9% Senior Subordinated Notes due 2012 (the “2012 Notes”) and its outstanding 12.625% Senior Secured Notes due 2014 (the “2014 Notes,” and together with the 2012 Notes, the “Existing Notes”) that are tendered in connection with cash tender offers and consent solicitations for any and all Existing Notes commenced on July 7, 2011 (the “Tender Offers”), pay the consent fees in connection with the Tender Offers, or otherwise redeem the Existing Notes that are not tendered in the Tender Offers and to establish a video lottery gaming facility at Scioto Downs.

The Notes will be offered to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The Notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

This press release contains forward-looking statements concerning, among other things, a proposed offering of Notes. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the satisfaction of certain conditions as described herein, financial market risks, general economic conditions, regulatory matters, our ability to refinance our indebtedness and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

jbittner@mtrgaming.com